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                     May 21, 2024

       Chin Chee Seong
       Chief Executive Officer
       SEATech Ventures Corp.
       11-05 & 11-06, Tower A, Avenue 3 Vertical Business Suite
       Jalan Kerinchi, Bangsar South, 59200
       Kuala Lumpur, Malaysia

                                                        Re: SEATech Ventures
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 333-230479

       Dear Chin Chee Seong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services